EXHIBIT 10.4

Steve Koster is Vice President and Senior Divisional Merchandise Manager of Burlington Coat Factory Warehouse Corporation (the "Company"). Mr. Koster has an oral agreement with the Company for "at will" employment which includes the following:

  Annual Base Salary of $309,000, subject to review and adjustment by the Chairman of the Board of Directors of the Company or Board of Directors of the Company;
  Eligibility for bonus awards as determined by the Chairman of the Board of Directors of the Company, subject to review and adjustment by the Board of Directors of the Company;
  Eligibility for annual awards pursuant to the Company's merchandise manager bonus program, as described below;
  Eligibility for awards under the Company's incentive stock plans, as determined by the Board of Directors of the Company or appropriate committee thereof;
  Eligibility to participate in the Company's 401(k) profit sharing plan;
  Eligibility for medical and disability insurance and other forms of health, life and other insurance and/or benefits provided by the Company to its employees; and
  Vacation, paid sick leave and all other employee benefits provided by the Company to its employees or executive management.

Under the Company's merchandise manager bonus program, merchandise managers are eligible to an annual cash award based on the following three performance measures with respect to the Company stores for which the merchandise manager is responsible: (1) store sales; (2) comparative store gross margin amounts; and (3) inventory stock turnover. The criteria for each performance measure are set annually by the Company's Executive Merchandise Manager and General Merchandise Manager.